FEE WAIVER AGREEMENT

(UBS Select Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund and UBS Tax-Free Preferred Fund)

UBS MONEY SERIES

1285 Avenue of the Americas

New York, New York 10019

Dated as of August 22, 2017

UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1. UBS Select Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund and UBS Tax-Free Preferred Fund (each, a “Fund”) are series of UBS Money Series, a Delaware statutory trust (the “Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. You hereby agree that you will waive 0.04% of the 0.08% administrative fee otherwise payable to you by each Fund through August 31, 2018.

3. You further agree that you will continue the administrative fee waiver under Paragraph 2 above until the later of August 31, 2018 or the date on which a Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof.

4. This Agreement shall terminate automatically upon the termination of the administration agreement between you and the Company with respect to a Fund.

5. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS MONEY SERIES, ON BEHALF OF ITS UBS SELECT PRIME PREFERRED FUND, UBS SELECT GOVERNMENT PREFERRED FUND, UBS SELECT TREASURY PREFERRED FUND, UBS PRIME PREFERRED FUND AND UBS TAX-FREE PREFERRED FUND, SEVERALLY AND NOT JOINTLY

Name: Keith A. Weller	Name: Eric Sanders
Title: Vice President & Assistant Secretary	Title: Vice President & Assistant Secretary

Agreement is hereby accepted as of August 22, 2017
UBS ASSET MANAGEMENT (AMERICAS) INC.

By: /s/ Thomas Disbrow	By: /s/ Nancy D. Osborn
Name: Thomas Disbrow	Name: Nancy D. Osborn
Title: Managing Director	Title: Director